Exhibit 10.1
EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by HAGERTY, INC., a Delaware corporation (“Company”) and PATRICK MCCLYMONT (“Executive”). As used in this Agreement, the term “Affiliate” means any entity controlling, controlled by or under common control with the Company.

1.    Effective Date and Term. This Agreement will take effect on September 6, 2022 (“Effective Date”) and will remain in effect during the Employment (as defined in Section 2) and thereafter as to those provisions that expressly state that they will remain in effect after termination of the Employment.

2.    Employment. Executive will have the title of Chief Financial Officer and will serve as the Company’s Chief Financial Officer or in such other management positions with the Company or an Affiliate as may be assigned by the Company (the “Employment”). In his capacity as Chief Financial Officer, Executive will have the authority, duties and responsibilities customary for the chief financial officer of a public company of similar size and such additional duties consistent with his position as may be assigned to Executive from time to time by the Company’s Chief Executive Officer. Executive shall report solely and directly to the Company’s Chief Executive Officer (except for matters on which he is required to report directly to the Audit Committee of the Company’s Board of Directors). Executive will comply in all material respects with all of the Company’s written policies furnished to him. The Employment will be full time and Executive’s entire business time and efforts will be devoted to the Employment, except that Executive may oversee passive investments, may serve on the boards of directors of non-profit organizations, may serve on the board of directors of the for-profit organization listed on Schedule A hereto and with the written approval of the Company’s Board of Directors may serve on boards of directors of other for-profit organizations that are not competitive with the Company or an Affiliate, provided that such activities do not impair in any material respect with Executive’s full-time services under this Agreement or constitute a conflict of interest. Executive will be permitted to work remotely.

3.    Compensation. Executive will be compensated during the Employment as follows, subject to required tax deductions and withholdings:

(a)        Salary. Executive’s salary will be $575,000 per year (or a prorated weekly amount for any partial year) subject to normal payroll deductions and will be payable in accordance with the Company’s normal payroll practices. The Company will review Executive’s salary annually in accordance with the Company’s normal procedures and may increase (but not decrease) Executive’s salary to reflect the Company’s determinations of Executive’s performance, Company performance, business or economic conditions, or changes in Executive’s duties and responsibilities.

(b)        Annual Incentive Plan. Beginning with the 2022 plan year, Executive will participate in the Hagerty Amended and Restated Annual Incentive Plan or any successor Company annual bonus plan (“Annual Incentive Plan”) in accordance with the terms of the plan. The Company will continue an Annual Incentive Plan under which Executive’s target incentive payment for each calendar year will be at least 100% of Executive’s Salary (with a payout range of 0% to 200%), with any payments under the plan to be determined under the terms of the plan based on attainment of Company and individual goals as provided in the plan, and subject to Executive’s continued Employment with the Company through the end of the plan year for which such incentive payment is earned.

(c)        Stock Incentive Plan. Executive will participate in the Company’s Stock Incentive Plan or any successor Company long-term bonus plan (“Stock Incentive Plan”) in accordance with the terms of the plan. Executive will be eligible for awards under the plan at 175% of Executive’s Salary, with any awards to be determined under the terms of the plan, and subject to Executive’s continued Employment with the Company.

(d)        Paid Time Off. Executive will be entitled to a minimum of 4 weeks of paid time off per year, to be administered in accordance with Company policy, which is subject to change from time to time in the Company’s discretion. Paid time off will be taken at such times as are consistent with the reasonable business needs of the Company.

(e)        Benefits. Executive will be eligible to participate in fringe benefit programs covering the Company’s salaried employees as a group and in any other Company benefit programs and policies applicable under Company policy to senior executives. The terms of applicable insurance policies and benefit plans in effect from time to time will govern with regard to specific issues of coverage and benefit eligibility. All benefit programs and policies are subject to change from time to time in the Company’s discretion.

(f)        Car Allowance. Executive will receive an annual car allowance of $20,000 per calendar year, to be paid monthly during the year, less required deductions and withholdings.

(g)     Business Expenses. The Company will reimburse Executive for reasonable, ordinary and necessary business expenses that are specifically authorized or are authorized by Company policy, subject to Executive’s prompt submission of proper documentation for tax and accounting purposes. Such expenses will be reimbursed within 30 days after Executive submits such documentation, but in no event later than the fifteenth day of the third month after the end of the year in which the expense is incurred.

(h)     Signing Bonus. The Company will pay Executive a signing bonus of $100,000, less required deductions and withholdings, once Executive has signed this Agreement. Executive agrees that if Executive resigns other than for Good Reason, death or disability during the first 12 months after the Effective Date, Executive will repay the signing bonus to the Company.

(i)        Equity Grant. Upon approval by the Company’s Board of Directors, the Company will issue Executive an equity grant of $500,000 under the terms of the Company’s Stock Incentive Plan or any successor Company long-term bonus plan (“Stock Incentive Plan”) in accordance with the terms of the plan, and subject to Executive’s continued Employment with the Company.

4.    Termination of Employment Without Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment pursuant to this Section 4, except those payments specifically identified in Section 6.

(a)        Death. The Employment will terminate automatically upon Executive’s death.

(b)     Disability. If Executive is unable to perform Executive’s duties under this Agreement due to physical or mental disability for a continuous period of 180 days or longer and Executive is eligible for benefits under the Company’s long-term disability insurance policy, the Company may terminate the Employment under this Section 4(b). If the Company terminates the Employment as the result of Executive’s inability to perform Executive’s duties for less than 180 days due to a disability, the termination of Employment will be deemed to be pursuant to Section 5(a) below.

(c)        Termination by Company for Cause. The Company may terminate the Employment for “Cause,” defined as Executive’s: (i) material breach of any provision of Sections 8, 9 or 10 of this Agreement; (ii) continued failure to perform his duties required under this Agreement (other than on account of illness or excused absence); (iii) gross negligence causing material damage or harm to the Company and its subsidiaries taken as a whole; (iv) misappropriation of or intentional damage to Company property having a material adverse effect on the Company and its subsidiaries taken as a whole; (v) material fraud or dishonesty having a material adverse effect on the Company and its subsidiaries taken as a whole; (vi) conviction of a felony; or (vii) intentional act or omission that Executive knows is likely to have a material adverse effect on the Company and its subsidiaries taken as a whole, provided, however, that Cause shall not exist unless the Company has provided written notice to Executive of the grounds asserted to constitute Cause within 30 days of the Chief Executive Officer or the Board of Directors becoming aware of such grounds, Executive has failed to cure such act or omission within 15 days of receipt of such notice and Executive has been afforded a reasonable opportunity to appear (with counsel) before the Board of Directors.

If the Company becomes aware after termination of the Employment other than for Cause that Executive engaged before the termination of Employment in conduct constituting Cause, the Company may recharacterize Executive’s termination as having been for Cause.

(d)        Discretionary Termination by Executive. Executive may terminate the Employment at will other than for Good Reason (as defined below) with at least 30 days’ advance written notice to the Company. If Executive gives such notice of termination, the Company may (but need not) relieve Executive of some or all of Executive’s responsibilities for part or all of such notice period, provided that Executive’s pay and benefits are continued for the greater of 30 days or the remaining period of the Employment.

5.    Termination With Severance Pay. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of Executive’s Employment pursuant to this Section 5, except for payments and benefit coverage as provided in Section 6 and Severance Pay as provided in and subject to the terms of Section 7.

(a)        Discretionary Termination by Company. The Company may terminate the Employment at will, but if the Company does so other than as provided in Section 4 above, Executive will be entitled to Severance Pay as provided in and subject to Section 7. A termination of Executive’s Employment by the Company under Section 4(c) that is determined in a proceeding under Section 14 not to be for Cause will be considered to have been a termination under this Section 5(a).

(b)        Termination by Executive for Good Reason. Executive may terminate the Employment for “Good Reason” if and only if, without Executive’s written consent, (i) there is a diminution in Executive’s title, authority, duties or responsibilities or a change in Executive’s reporting lines, (ii) Executive’s salary or incentive opportunity is reduced, (iii) the Company fails to issue the equity award described in Section 3(i) within 60 days of the Effective Date, (iv) the Company breaches the Company’s obligations to Executive under this Agreement. Executive may not resign for Good Reason unless (x) Executive notifies the Company’s Chief Executive Officer in writing, within 30 days after Executive becomes aware of the act or omission in question, asserting that the act or omission in question constitutes Good Reason and explaining why, (y) the Company fails, within 30 days after the notification, to cure the breach, and (z) Executive resigns by written notice within 30 days after expiration of the 30 day period under Section 5(b)(ii). If Executive terminates the Employment for Good Reason, Executive will be entitled to Severance Pay as provided in and subject to Section 7.

6.    Payments Upon Termination of Employment. Executive will not be entitled to any further employment-related compensation, payments or benefit coverage from the Company or any Affiliate after termination of the Executive’s Employment, except (a) unpaid salary installments through the end of the week in which the Employment terminates, (b) accrued, unpaid paid-time off, (c) any earned, unpaid incentive payments for the completed year immediately prior to the year in which Executive’s Employment terminates, (d) reimbursement of unreimbursed business expenses incurred prior to termination of the Executive’s Employment in accordance with the Company’s reimbursement policy, (e) any vested benefits accrued before the termination of Employment under the terms of any written Company policy or benefit program, (f) rights to indemnification and rights in connection with applicable D&O policies and (g) if the termination of Employment is pursuant to Section 5, Severance Pay to which Executive is entitled under Section 7.

7.    Severance Pay. The Company will pay Executive the payments provided in and subject to this Section 7 (“Severance Pay”) upon Executive’s “separation from service,” as that term is defined by Section 409A of the Internal Revenue Code (the “Code”), if Executive’s Employment is terminated during the Term as provided in Section 5 and Executive contemporaneously or subsequently experiences a separation from service.

(a)        Amount and Duration of Severance Pay. Subject to the other provisions of this Section 7, Severance Pay will consist of 1.5 times the Executive’s then current base salary, payable over 12 months commencing on the date of Executive’s separation from service in accordance with the Company’s normal payroll practices. No Severance Pay will be paid, however, until the Company’s first regular pay date that occurs on or after 60 days after the date of Executive’s separation from service. Any salary continuation payments to which Executive would otherwise have been entitled during those 60 days will be accumulated and paid on the Company’s first regular pay date on or after 60 days after separation from service provided Executive has signed the release provided for in Section 7(b)(ii) and continued to honor the release. All Severance Pay under Section 7 that would otherwise be paid more than 60 days after termination of the Employment will be made as provided in Section 7 on the Company’s normal pay dates. Payments will be less required deductions and withholdings. If Executive dies before the end of the Severance Pay period, any unpaid Severance Pay will be paid to his estate. Executive will have no duty to mitigate and the Severance Pay will not be subject to offset except as provided in Section 7(c).

(b)        Conditions to Severance Pay. To be eligible for Severance Pay, Executive must meet the following conditions: (i) Executive must comply in all material respects with Executive’s obligations under this Agreement that continue after termination of the Employment (subject to notice and a reasonable opportunity to cure); (ii) Executive must sign a customary release of claims in the form attached hereto by a date designated by the Company (which will be not less than 21 days nor more than 45 days after Executive’s Employment is terminated and Executive is given the release document) waiving and releasing any and all claims or rights that Executive might otherwise have against the Company, any Affiliate, or any of the officers, directors, employees or agents of the Company or any Affiliate, provided that the release will not waive Executive’s right to any payments or benefits due under this Section 7 or Section 6 or any rights as a stockholder of the Company, nor will the release waive any right of Executive to liability insurance coverage under any directors’ and officers’ liability insurance policy or any indemnification rights that Executive may otherwise have, nor will the release impose any post-termination restrictive covenants other than those contained in this Agreement; (iii) Executive must resign upon written request by the Company from all positions with or representing the Company or any Affiliate, including but not limited to membership on boards of directors; and (iv) Executive must, upon request by the Company, provide the Company, for a period of 90 days after termination, with consulting services (limited to no more than 10 hours per month) regarding matters within the scope of Executive’s former duties. Executive will only be required to provide those services by telephone or e-mail at Executive’s reasonable convenience and without substantial interference with Executive’s other activities or commitments.

(c)        Disability Benefits Offset to Severance Pay. Any Severance Pay provided under Section 7(a) will be reduced on a dollar-for-dollar basis by any payments that Executive receives pursuant to the Company’s bona fide group long-term disability insurance policy and/or workers’ compensation insurance policy.

    8.    Confidentiality; Certain Property and Information.

    (a)     Confidentiality. Executive will forever hold in strictest confidence, and not use or disclose, any information regarding techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, pricing, costs, employees or business of the Company or any Affiliate, except (i) as disclosure or use may be required in connection with Executive’s work for the Company or any Affiliate, (ii) as may be compelled pursuant to court order or subpoena, or (iii) in proceedings to enforce or defend his rights under this Agreement or any other written agreement between Executive and the Company or any of its Affiliates. Executive will also keep the terms of this Agreement confidential, except (i) as may be compelled pursuant to court order or subpoena, (ii) in proceedings to enforce or defend his rights under this Agreement or any other written agreement between Executive and the Company or any of its Affiliates, (iii) in order to obtain financial or legal advice, or (iv) with immediate family members. Executive’s commitment not to use or disclose information does not apply to information that becomes publicly known without any breach of this Agreement by Executive.

    (b)     Certain Property and Information. Upon termination of the Employment, Executive will promptly deliver to the Company any and all property owned or leased by the Company or any Affiliate and any and all written materials and information (in whatever form) relating to the business of the Company or any Affiliate, including without limitation all customer lists and information, financial information, computers, mobile and smart phones, business notes, business plans, documents, keys, credit cards and other Company-provided equipment in his possession.

9.    Ideas, Concepts, Inventions and Other Intellectual Property. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the term of the Executive’s employment by the Company or an Affiliate, whether or not during working hours, and relating to the business or any aspect of the business of the Company or any Affiliate or to any business or product the Company or any Affiliate is actively planning to enter or develop, will become and remain the exclusive property of the Company and the Company’s successors and assigns. Executive will disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate, at Company’s expense, in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Executive’s commitments in this Section will continue in effect after termination of the Employment as to ideas, concepts, inventions, improvements and developments and other intellectual property made or conceived in whole or in part before the date the Executive’s employment with the Company terminates.

Executive represents and warrants that there are no ideas, concepts, inventions, improvements, developments or other intellectual property that Executive invented or conceived before becoming employed by the Company to which Executive, or any assignee of Executive, now claims title, and that would be covered by this Section if made or conceived by Employee during the term of Executive’s employment by the Company or any Affiliate.

Executive agrees not to intentionally disclose to the Company or use, or induce the Company to use, any proprietary information, trade secret or confidential business information of any other person or entity, including any previous employer of Executive. During the performance of his duties with the Company, the Company will not request or expect that Executive will disclose confidential or proprietary information acquired during prior employment. The Company further agrees that in the event Executive must decline to make such a disclosure to the Company, declining to make the disclosure will have no adverse consequence to Executive’s employment with the Company.

10.    Non-Competition; Non-Solicitation. During the Employment and for 12 months (24 months if Executive leaves the Employment without Good Reason or the Company terminates Executive for Cause) after the date of termination of Executive’s Employment, Executive will not:

(a)    directly or indirectly engage in a Competitive Business; or

(b)    be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking Executive’s services with a view to becoming engaged) in any Competitive Business.
.
“Competitive Business” means (a) collectible vehicle and boat insurance business and ancillary businesses relating to the preservation, safety and enjoyment of collectible vehicles and boats, (b) collector car auctions (live and digital) and (c) collector car related media. This Section 10 does not prohibit Executive from owning not more than two percent (2%) of any class of securities of a publicly traded entity, provided that Executive does not engage in other activity prohibited by this Section 10. Executive represents and warrants that neither the Employment nor the performance of his obligations for the Company will conflict with or violate any other contract or obligations, legal or otherwise, which Executive may have.

Notwithstanding the foregoing, Executive obligations under this Section 10 shall terminate and be of no further force or effect if the Company fails to comply with its payment obligations under Section 7 above.

11.    Equitable Remedies. Executive agrees that any breach of Sections 8, 9 or 10 of this Agreement will cause irreparable damage to the Company, that such damage will be difficult to quantify and that money damages alone will not be adequate. Accordingly, Executive agrees that the Company, in addition to any other legal rights or remedies available to the Company on account of a breach or threatened breach of this Agreement, shall have the right to seek an injunction, specific performance or other equitable relief to prevent any actual or threatened breach, and Executive waives the defense in any equitable proceeding that there is an adequate remedy at law for such breach. The time periods for the covenants in Sections 8, 9 and 10 above shall be extended by the same period that Executive is in violation of any such covenant.

12.    Amendment and Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless the waiver, modification, or discharge is authorized by the Company’s Chief Executive Officer and is agreed to in a written document signed by Executive and the Chief Executive Officer. No waiver by either party at any time of any breach or nonperformance of this Agreement by the other party will be deemed a waiver of any prior or subsequent breach or nonperformance.

13.    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to Executive’s Employment with the Company or any of the subjects covered by this Agreement, have been made by the Company that are not set forth expressly in this Agreement, and this Agreement (together with any equity award agreements) supersedes any pre-existing employment agreements and any other agreements on the subjects covered by this Agreement.

14.     Dispute Resolution.
(a)    Arbitration. The Company and Executive agree that, except as provided in Section 14(b), the sole and exclusive method for resolving any dispute between them arising out of or relating to this Agreement will be arbitration under the procedures set forth in this Section. The arbitrator will be selected pursuant to the Rules for Commercial Arbitration of the American Arbitration Association. The arbitrator will hold a hearing at which both parties may appear, with or without counsel, and present testimony, evidence and argument. Pre-hearing discovery will be allowed in the discretion of and to the extent deemed appropriate by the arbitrator, and the arbitrator will have subpoena power. The procedural rules for an arbitration hearing under this Section will be the rules of the American Arbitration Association for Commercial Arbitration hearings and any rules as the arbitrator may determine. The hearing will be completed within 90 days after the arbitrator has been selected and the arbitrator will issue a written decision within 60 days after the close of the hearing. The hearing will be held in Traverse City, Michigan. The award of the arbitrator will be final and binding and may be enforced by and certified as a judgment of the 13th Judicial Circuit Court for the State of Michigan, or any other court of competent jurisdiction. One-half of the fees and expenses of the arbitrator will be paid by the Company and one-half by Executive.
(b)    Section 14(a) will be inapplicable to a dispute arising out of or relating to Sections 8, 9 or 10 of this Agreement.

15.    Assignment. This Agreement contemplates personal services by Executive, and Executive may not transfer or assign Executive’s rights or obligations under this Agreement, except that Executive may designate beneficiaries for benefits as allowed by the Company’s benefit programs and Executive’s rights are transferable under the laws of descent and distribution. This Agreement may be assigned by the Company to any Affiliate or successor in interest to the Company, provided that no such assignment will release the Company form its obligations hereunder.

16.    Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered or received by facsimile or email transmission sent during business hours, the next day if sent by overnight courier service for delivery during business hours or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

        Patrick McClymont, at the address on file with the Company

If to the Company:

    Hagerty, Inc.
        121 Drivers Edge
        Traverse City, Michigan 49684

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

17.     Governing Law. The validity, interpretation, and construction of this Agreement are to be governed by Michigan law, without regard of choice of law rules. The parties agree that any judicial action involving a dispute arising under this Agreement will be filed, heard and decided in either the 13th Judicial Circuit Court of the State of Michigan or the U.S. District Court for the Western District of Michigan. The parties agree that they will subject themselves to the personal jurisdiction and venue of either court, regardless of where Executive or the Company may be located at the time any action may be commenced. The parties agree that Grand Traverse County is a mutually convenient forum and that each of the parties conducts business in Grand Traverse County.

18.     Counterparts. This Agreement may be signed in original or by electronic counterparts, each of which will be deemed an original, and together the counterparts will constitute one complete document.

19. Indemnification. If Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive was an officer, director, employee, or agent of the Company or any of its affiliated companies, or was serving at the request of or on behalf of the Company or any of its affiliated companies, the Company shall indemnify and hold Executive harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Bylaws as amended from time to time or, if greater, by the laws of the State of Michigan, against all costs, expenses, liabilities and losses Executive incurs in connection therewith. Such indemnification shall continue even if Executive has ceased to be an officer, director, employee or agent of the Company or any of its affiliated companies, and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all costs and expenses Executive incurs in connection with any Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with such expenses. In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering Executive at a level and on terms and conditions no less favorable than the Company provides it directors and senior-level officers currently (subject to any future improvement in such terms and conditions), until such time as legal or regulatory action against Executive is no longer permitted by law.

20.    Section 409A. The parties to this Agreement intend that the Agreement be exempt from Section 409A of the Code to the fullest extent possible as providing for short-term deferrals and involuntary separation pay, and that to the extent this Agreement is not exempt from Section 409A it is intended to comply with Section 409A, where applicable, and this Agreement will be operated and interpreted in a manner consistent with those intentions. If and to the extent that any payment or benefit hereunder, or any plan, award or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to Executive by reason of his termination of employment, then (a) such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of Executive’s separation from service (or Executive’s earlier death). Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be paid to Executive in a lump sum or provided to Executive as soon as practicable after the expiration of such six-month period. Each payment or benefit hereunder shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments or benefits. To the extent Executive is entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

[SIGNATURE PAGE FOLLOWS]

The parties have signed this Employment Agreement as of the Effective Date in Section 1.

HAGERTY, INC.

_____________________________
By:     Collette C. Champagne

Its:     Chief Operating Officer

EXECUTIVE

_____________________________
Patrick McClymont